Exhibit 8

Appendix 3E
Daily share buy-back notice
Rule 3.8A

Appendix 3E

Daily share buy-back notice

(except minimum holding buy-back and

selective buy-back)

Information and documents given to ASX become ASX’s property and may be made public.

Introduced 1/9/99. Origin: rule 3.6, Appendix 7C. Amended 30/9/2001.

Name of Entity	ABN

Rinker Group Limited	53 003 433 118

We (the entity) give ASX the following information.

Information about buy-back

1	Type of buy-back	On-market

2	Date Appendix 3C was given to ASX	17-Jul-06

Total of all shares bought back, or in relation to which acceptances have been received, before, and on, previous day

		Before previous day	Previous day
3	Number of shares boughtback or if buy-back is anequal access scheme, inrelation to which acceptanceshave been received	11,701,743	545,000

4	Total consideration paid or payable for the shares	$157,288,600	$7,925,826

+ See chapter 19 for defined terms.

30/09/2001

		Before previous day		Previous day

5	If buy-back is an on-market	highest price paid:	$14.65	highest price paid:	$14.62
	buy-back
		date:	12-Oct-06

		lowest price paid:	$12.45	lowest price paid	$14.49

		date:	20-Sep-06
				highest price allowed
				under rule 7.33:	$15.3552

Participation by directors

6	Deleted 30/9/2001.

How many shares may still be bought back?

7	If the company has disclosed an intention to buy back a maximum number of shares - the remaining number of shares to be bought back	32,753,257

Compliance statement

1.     The company is in compliance with all Corporations Law requirements relevant to this buy-back.

2.     There is no information that the listing rules require to be disclosed that has not already been disclosed, or is not contained in, or attached to, this form.

Sign here:		Date: 18/10/06
(~~Director~~/Company secretary)

Print name:	Peter Abraham

+ See chapter 19 for defined terms.